Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-257149, No. 333-257037, and No. 333-241635) and Form S-8 (No. 333-258874 and No. 333-232991) of Urban One, Inc. of our report dated June 30, 2023, except for Note 2, as to which the date is June 7, 2024, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.

Potomac, Maryland

June 7, 2024

BDO USA, P.C., a Virginia professional corporation, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.